UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

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PRINCIPAL FINANCIAL GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following letter was sent to certain common shareholders of Principal Financial Group, Inc.
beginning on May 4, 2011.

_________________, 2011

Re:	Principal Financial Group, Inc. (“PFG”) 2011 Proxy Statement

To:	Our Shareholders:

ISS Proxy Advisory Services and Glass Lewis & Co. each recently issued its analysis of the proposals in PFG's proxy statement and their recommendations for voting on such proposals.
Both reports contain information we believe to be inaccurate. The following addresses those inaccuracies.

ISS

ISS states that PFG director Gary E. Costley is a non-independent member of the Board based on its classifications and that shareholders should therefore vote against Dr. Costley’s election to the
Board. Applying NYSE Listing Standards, which the PFG Board adheres to, Dr. Costley is an independent director. ISS has determined that Dr. Costley is not independent due to the payment by the Company in 2010 of $28,316 in legal fees to a law firm that has 140 lawyers, 93 of whom are partners, including Dr. Costley’s son-in law. His son-in-law’s affiliation with the law firm was unknown to the Company at the time the Company engaged the firm. In addition, Dr.
Costley’s son-in-law provided no services for the Company and is located in an office in a city different from that of the lawyer who represented the Company. The lawyer the Company engaged represented the Company in litigation involving three local insurance claims and pension plan legal matters. The fees the Company paid to this law firm are substantially less than one percent of all fees the Company paid to all law firms in the aggregate during the 2010 calendar year. The Nominating and Governance Committee and the Board concluded that this relationship is immaterial to the Company, the law firm and Dr. Costley and that all the members of the PFG Board audit, compensation and nominating committees are independent under NYSE
Listing Standards.

We thus urge you to vote FOR Dr. Costley’s election to the Company’s board at our annual meeting.

ISS uses an executive compensation peer group for PFG based on the broad GICS sector, “Life and Health Insurance.” The peer group selected by the Human Resources Committee of the PFG
Board, as shown on page 26 of PFG’s 2011 Proxy Statement, is a more appropriate peer group for this purpose because it is based on companies with which PFG competes. The GICS sector
40301020 includes companies which are in different businesses than PFG, as well as companies with which PFG does not compete at all. Companies with which PFG does compete are not included in the peer group ISS prefers.

Several elements of the CEO's pay that are set forth in the ISS report are incorrect. On page 11,
Total Pay for 2008, 2009 and 2010 should be respectively $6,533 (not $7,012), $4,909 (not
$5,482) and $8,247 (not $8,825). The correct amounts are set forth in PFG's 2011 Proxy
Statement on page 35. ISS' incorrect numbers are reflected throughout their report including in the Overview of CEO Pay on page 4 and affect mathematical calculations. On pages 4 and 11,
Stock Options should be respectively $1,500 (not $2,074) and $1,661 (not $2,239) for FY 2009
and FY 2010. Stock Options for FY 2008 should be $2,214 (not $2,782).

Glass Lewis

As described on page 14 of its report, Glass Lewis determines PFG's peer group using a size range criterion based on market capitalization. The PFG Human Resources Committee determines its peer group as part of the comprehensive executive compensation study the
Board’s independent compensation consultant performs every other year. It is comprised of diversified financial services, insurance and asset management companies that are of a similar size to PFG and are the major competitors in one or more of PFG’s businesses.

With respect to change of control agreements, on page 14 Glass Lewis states: “This provision may discourage potential buyers from making an offer for the Company both because the purchase price will be higher and because substantial numbers of employees may earn significant amounts of money and decide to leave their positions with the Company.” We disagree. For executives to receive severance under PFG’s change of control agreements, there must be a change of control and termination of an executive’s employment. These two conditions are commonly referred to as a “double trigger.” Because a double trigger requires that an executive’s employment be terminated as a result of a change of control, those who voluntarily quit do not receive a payment. For that reason, the change of control agreements are unlikely to cause substantial numbers of employees to leave their positions.

Thank you for your interest in, and support of, Principal Financial Group.

Very truly yours,

Larry Zimpleman
Chairman, President and CEO